Exhibit 10.11

Executive Bonus Plan (as amended and restated effective as of June 7, 2011)

This plan document outlines the amended and restated InfoSpace Executive Bonus Plan (the “Plan”).

PLAN OBJECTIVES

Align the compensation of executive management to key financial drivers.

Provide variable pay opportunities and targeted total cash compensation that is competitive within our labor markets.

Increase the competitiveness of executive pay without increasing fixed costs, making bonus payments contingent upon organizational and individual success.

Create internal consistency and standard guidelines among the executive peer group.

EFFECTIVE DATE

The Plan was originally adopted by the Board of Directors on April 11, 2011, and was effective on January 1, 2011. The Plan was subsequently amended and restated by the Compensation Committee on June 7, 2011. The Plan may be changed at any time at the sole discretion of the Compensation Committee of the Board of Directors.

PARTICIPATION ELIGIBILITY, PERFORMANCE PERIODS, AND PAYMENT TIMING

The positions eligible for the Plan are listed below, along with the period for performance measurement and the timing of bonus payments:

Job Title	Target Bonus %	Performance Period	Payment Timing
President and Chief Executive Officer	100%	Annual	Annual
Chief Financial Officer and Treasurer	60%	Annual	Annual
Chief Technology Officer	50%	Annual	Annual
Chief Accounting Officer	40%	Annual	Annual
VP – Corporate Development	60%	Annual	Annual
VP - Distribution & Business Development	70%	Annual	Annual
CEO – Mercantila	70%	Annual	Annual

If the executive leadership team changes composition, any additions to the Plan will be recommended by the CEO and approved by the Compensation Committee.

BONUS TARGETS

The participant’s annual bonus target will be between 40% and 100% of annual base salary. The participant’s individual bonus target will be determined at the Compensation Committee’s discretion based on a combination of factors including current-year operating plan challenges and risks, market pay competitiveness, and the past performance of the incumbent. The bonus target will also be set in accordance with the participant’s employment agreement.

Executive Bonus Plan

PLAN DESIGN

The Plan will have the following financial bonus components with the associated measurement periods, payment scales, and bonus achievement percentages.

Bonus Component	Measurement Period	Executive Bonus Payment Scale	Bonus Achievement Percentage
Total Revenue	Annual	Financial Performance	0% -150%
Total Adjusted EBITDA	Annual	Financial Performance	0% - 150%
Core Revenue	Annual	Financial Performance	0% - 150%
Core Adjusted EBITDA	Annual	Financial Performance	0% - 150%
eCommerce Revenue	Annual	Financial Performance	0% - 150%
eCommerce Adjusted EBITDA	Annual	Financial Performance	0% - 150%
M&A New EBITDA	Annual	Financial Performance	0% - 150%

The weighting of the above components will be unique to each executive and are set for based on his/her area of influence. These assignments will be detailed in a separate letter.

Financial Targets

The financial measures used to determine the bonus achievement are defined as:

Total Revenue = Consolidated, externally reported Revenue

Total Adjusted EBITDA = Consolidated, externally reported EBITDA

Core Revenue = Externally reported Core Revenue

Core Adjusted EBITDA = Externally reported Core segment Income

eCommerce Revenue = Externally reported eCommerce segment Revenue

eCommerce Adjusted EBITDA = Externally reported eCommerce segment Income (Loss)

M&A New EBITDA = Annualized expected Adjusted EBITDA performance of acquired business or assets.

The targets detailed in the Exhibit will match the corresponding operating plan targets approved by the Board of Directors.

Bonus Scale

The Executive Bonus Payment Scale below will be used to calculate the available amounts to be paid to executives based on the Total Revenue, Normalized Revenue and Normalized EBITDA performance of the company.

Executive Bonus Payment Scale
Performance Level	Financial Performance vs. Target	Bonus Achievement Percentage
Below Threshold	0% - 90%	0%
Thresholds	90%	50%
	90% to 99%	55% to 95%
Target	100%	100%
	101% - 120%	101% - 120%
Acceleration	121% - 135%	121% - 150%
Maximum	135%	150%

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Executive Bonus Plan

Rounding. Performance results will be rounded up to the nearest whole percentage point. For example, if the calculated performance achievement percentage is 79.1%, it will be rounded up to 80%.

Performance Thresholds. There will be no payout for a financial component if the financial target is not at least 90% achieved. However, if the threshold for one financial target is not achieved, a bonus may still be earned on the other financial components, provided performance for that measure achieves the 90% threshold.

Acceleration Below Target. For each whole percentage point of performance between threshold and target, the bonus achievement percentage will increase by 5.0% per percentage point.

Acceleration Between Target and 120%. For each whole percentage point of performance that exceeds 100% of target up to 120% of target, the bonus achievement percentage will increase by 1.0% per percentage point, up to 120% of bonus achievement.

Acceleration Above 120%. For each whole percentage point of performance that exceeds 120% of target, the bonus achievement percentage will increase by 2.0% per percentage point, up to a maximum of 150% of bonus achievement.

Discretion. 20% of the available bonus will be paid based on the discretion of the CEO. This discretionary component may be tied to individual performance or performance objectives that are assigned throughout the Plan year. The CEO has the discretion to recommend a reduction down to zero for the participant based on his or her assessment of individual performance, but may not recommend a payment above this target. Note: Reductions to one or more Plan participants does not increase the bonus funding for other Plan participants.

EMPLOYMENT REQUIREMENTS

In order to be eligible for a bonus payment under the Plan, and for a bonus to be considered to be earned under the Plan, participants must be employed at the end of the performance period.

New Hires

Executives who join the company or are promoted to an eligible position after the beginning of a performance period will be eligible for pro-rated participation.

Terminations, Transfers, Leave of Absence

Executives who leave the plan or the company before the end of a performance period will be reconciled according to the terms outlined in their employment contracts and/or severance agreements.

APPROVAL

All bonus payments made to executives will be submitted to the Compensation Committee for final approval. The Compensation Committee may adjust the final bonus amount as it deems appropriate. The Committee has complete discretion to adjust bonus awards to reflect changes in the industry, company, the executive’s job duties or performance, or any other circumstance the Committee determines should impact bonus awards.

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